Exhibit 2.1

Securities Purchase Agreement
by and among

6D Global Technologies, Inc.,

Jason Porath and

Katherine Topaz,

and

Topaz Interactive, LLC

Dated:  March 4, 2015

Section 13.8	Severability	42
Section 13.9	Specific Performance	42
Section 13.10	Governing Law; Submission to Jurisdictions; Waiver of Jury Trial	42

ANNEXES
Annex A – Definitions

EXHIBITS
Exhibit A – Form of Sellers Release

DISCLOSURE SCHEDULES
Schedule 2.2(a) – Milestones
Schedule 4.1(b) – Jurisdictions
Schedule 4.5 – Sellers/Company Consents
Schedule 4.7(a) – Financial Statements
Schedule 4.7(c) – Liabilities
Schedule 4.8 – Certain Changes
Schedule 4.9(a) – Material Contracts
Schedule 4.10 – Encumbrances on Purchased Assets
Schedule 4.11(b) – Equipment
Schedule 4.12(b) – Real Property
Schedule 4.13(b) – Encumbrances on Intellectual Property
Schedule 4.13(c) – Domain Names
Schedule 4.14(a) – Accounts Receivable
Schedule 4.15 – Top Customers and Suppliers
Schedule 4.16(a) – Form of Warranty
Schedule 4.16(b) – Warranty Claims
Schedule 4.17 – Insurance
Schedule 4.18 – Bank Accounts
Schedule 4.19 – Litigation
Schedule 4.21 – Permits
Schedule 4.23 – Employees
Schedule 4.24(a) – Benefit Plans
Schedule 4.24(e) – Self-Funded Benefit Plans
Schedule 4.24(g) – Severances
Schedule 4.24(i) – Nonqualified Deferred Compensation Plans
Schedule 4.25 – Tax Matters
Schedule 4.27 – Affiliated Transactions
Schedule 4.28 – Brokers

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made this 4th day of March, 2015 by and among  6D Global Technologies, Inc., a Delaware corporation (“Buyer”), Topaz Interactive LLC, an Oregon limited liability company (“Topaz Interactive” or the “Company”), Jason Porath, an individual (“JP”), and Katherine Topaz, an individual (“KT” and, together with JP, the “Sellers”)."

BACKGROUND

WHEREAS, the Company is principally engaged in the business of providing mobile applications solutions and UX UI design services to Fortune 500 companies (the “Business”);

WHEREAS, JP is the record and beneficial owner of 50% of the membership interests (the “JP Interests”) of Topaz Interactive (“Membership Interests”), which represent 50% of the issued and outstanding membership interests of Topaz Interactive (the “Topaz Interactive Interests”);

WHEREAS, KT is the record and beneficial owner of 50% of the Membership Interests (“KT Interests”, and collectively with the JP Interests, the “Securities”), which represent 50% of Topaz Interactive Interests;

WHEREAS, Sellers desire to sell the Securities to Buyer, and Buyer desires to purchase the Securities from Sellers, in the manner and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1                      Definitions.  Capitalized terms used in this agreement have the meanings set forth in Annex A.

Section 1.2                      Rules of Construction.

(a)           When the context in which words are used in this Agreement indicates that such is the intent, words used in the singular shall have a comparable meaning when used in the plural, and vice versa; pronouns stated in the masculine, feminine or neuter shall include each other gender.

(b)           The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(c)           The term “including” is not limiting and means “including, without limitation”.

(d)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are disclosed to Buyer, (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation, except that for purposes of determining the accuracy of any representation and warranty, such reference shall only be to such statute or regulation as in effect on the date the representation and warranty was made and (iii) references to “Sections,” “Schedules” or “Exhibits” are to sections, schedules or exhibits, as applicable, of this Agreement.

(e)           Unless otherwise expressly provided herein, “dollars” or “$” means the currency of the United States of America that, as at the time of payment, is legal tender for the payment of public and private debts.

(f)           This Agreement is between financially sophisticated and knowledgeable parties and is entered into by such parties in reliance upon the economic and legal bargains contained herein, the language used in this Agreement has been negotiated by the parties and their Representatives and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or caused the preparation of, this Agreement or the relative bargaining power of the parties.

Section 1.3                      Disclosure Schedules.  The schedules referred to herein and delivered pursuant to and attached to this Agreement (collectively, “Disclosure Schedules”) are integral parts of this Agreement.  Nothing in a Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by explicit cross-reference to another Disclosure Schedule to this Agreement.  Without limiting the generality of the foregoing, the mere listing, or inclusion of a copy, of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty is being made as to the existence of the document or other item itself.  Sellers are responsible for preparing and arranging the Disclosure Schedules corresponding to the lettered and numbered sections of Article IV.

ARTICLE 2
TERMS OF ACQUISITION

Section 2.1                      Securities Purchase.  Subject to the terms and conditions of this Agreement, on the Closing Date, (a) JP shall sell, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase, acquire and accept from JP, all right, title and interest of JP, legal and equitable, beneficial and of record, in and to the JP Interests and (b) KT shall sell, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase, acquire and accept from KT, all right, title and interest of KT, legal and equitable, beneficial and of record, in and to KT Interests.

Section 2.2                      Purchase Price; Payment of Purchase Price.

(a)           Purchase Price.  As full consideration for all of the Securities, Buyer shall pay an amount equal to (i) $600,000 in cash of which $300,000 of the $600,000 will be put directly into an escrow account to be released to the Sellers after one (1) year of employment by each Seller or termination without cause of each Seller or some combination of the two, plus (ii) 300,000 restricted shares of Buyer’s common stock, par value $0.00001  per share (“Buyer Common Stock”), plus (iii) up to an additional 400,000 restricted shares of Buyer Common Stock, in accordance with and subject to the achievement of the performance milestones and other terms set forth on Schedule 2.2(a) (subsections (i), (ii) and (iii) collectively, the “Purchase Price”) which are hereby incorporated by reference as if set forth herein.

(b)           Payments of Purchase Price.  The Purchase Price will be paid by Buyer as follows:

(i)           At the Closing,

(A)           (1) $300,000 in cash divided evenly between the Sellers, and (2) $300,000 deposited directly into escrow and divided evenly between the Sellers after one (1) year of employment by each Seller in accordance with the provisions of the Escrow Agreement set forth as Exhibit 2.2 hereto.

(B)           150,000 shares of Buyer Common Stock shall be issued in the name of JP and 150,000 shares of Buyer Common Stock shall be issued in the name of KT (collectively, the “Closing Shares”).  The Buyer Common Stock shall be delivered to the Sellers on the Closing Date pursuant to this Section 2.2(b)(i)(B).   The Closing Shares shall be subject to a one-year lock-up regarding the sale, transfer, conveyance or hypothecation, in accordance with the provisions set forth in the Lock-up Agreement set forth as Exhibit 2.2 hereto.

(ii)           Up to 400,000 restricted shares of Buyer Common Stock (the “Earnout Shares”), payable in accordance with and subject to the satisfaction of the terms set forth on Schedule 2.2(a) which are hereby incorporated by reference as if set forth herein.  Any shares issued in accordance with this Section 2.2(b)(ii) shall be subject to a one-year lock-up regarding the sale, transfer, conveyance or hypothecation, in accordance with the provisions set forth in the Lock-up Agreement set forth as Exhibit 2.2 hereto

(c)           Payment of Funds.  All cash payments due to Sellers pursuant to this Section 2.2 shall be paid by wire transfer of immediately available funds to an account designated in writing by Sellers (the “Payment Account”) .

Section 2.3                      Working Capital Adjustment.

(a)           Estimated Adjustment.

(i)           On or before the Closing Date, Sellers and the Company shall deliver to Buyer: (A) a certificate of the Company’s Managing Members (the “Estimated Closing Certificate”) setting forth Sellers’ calculation of the Estimated Working Capital in reasonable detail and subject to approval by an officer of Buyer; and (B) balance sheets of the Company as of such Business Day (the “Estimated Closing Balance Sheets”), which shall have been prepared on an accrual basis in accordance with the normal accounting policies of the Company and shall fairly present, in all material respects, the financial positions of the Company as of such date.  On or before the Closing Date, the Company shall distribute all cash in the Company bank accounts in excess of $100,000 to the Sellers evenly.

(ii)           Within two (2) Business Days following the Closing Date, the Company and the Buyer shall establish a separate banking account where an amount equal to Estimated Working Capital shall be deposited from the Company’s available cash for the purpose of paying all the Company’s operating expenses during the Working Capital Measurement Period (the “Working Capital Account”).  No expenses of the Buyer shall be deducted from the Working Capital Account.

(iii)           Following the Working Capital Measurement Period, in the event that Actual Working Capital is greater than the Estimated Working Capital (a “Working Capital Shortfall”), the accounts receivable assigned to the Sellers pursuant to Section 2.2(a)(iv) hereof shall be reduced in an amount equal to such shortfall divided evenly between each of the Sellers (the “Estimated Working Capital Adjustment Amount”). In the event that Actual Working Capital is less than the Estimated Working Capital, the Sellers shall be paid the balance of the Estimated Working Capital remaining in the Working Capital Account.

(iv)           All accounts receivable of the Company as of the Closing (the “Accounts Receivable”) shall be assigned to the Sellers as of the Closing and as such receivables are collected they shall be paid to the Sellers evenly.   All accounts payable of the Company as of the Closing plus any Working Capital Shortfall shall be due and payable by the Sellers evenly from the Accounts Receivable upon collection thereof.  Failure by the Sellers to pay any pre-closing accounts payable shall be deemed a breach of this Agreement.

(b)           True-Up of Adjustment.

(i)           Within five (5) days after the Working Capital Measurement Period, Buyer shall deliver to Sellers (A) a certificate of an officer of Buyer (the “Closing Certificate”) setting forth Buyer’s calculation of the Actual Working Capital in reasonable detail, and (B) balance sheets of the Company as of the Closing Date (the “Closing Balance Sheets”), which shall have been prepared in accordance with GAAP and shall fairly present, in all material respects, the consolidated financial position of the Company as of such date.

(ii)           Sellers shall have fifteen (15) Business Days from the date on which the Closing Balance Sheets have been delivered to them to raise any objection(s) to the Closing Certificate or the Closing Balance Sheets, by delivery of written notice to Buyer setting forth such objection(s) in reasonable detail (the “Disputed Items”).  In the event that Sellers shall not deliver any such objection(s) with respect to the Closing Certificate or the Closing Balance Sheets within such fifteen-day period, then the Closing Certificate shall be deemed final for purposes of this Section 2.3.  In the event that any such objection(s) are so delivered, Buyer and Sellers shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within fifteen (15) Business Days of delivery of such notice, shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), designate a nationally recognized firm of independent public accountants, mutually agreeable to Buyer and Sellers (the “Accountant Arbitrator”).  In the event that Buyer and Sellers are unable to agree on the Accountant Arbitrator within such five-Business Day period, the Accountant Arbitrator shall be designated jointly by the independent accountants of Buyer and Sellers (which may be the Company’s present independent accountants) within five (5) Business Days thereafter.  The Accountant Arbitrator shall resolve all remaining Disputed Items in accordance herewith within twenty (20) Business Days from the date of its designation. In connection with the foregoing, the Accountant Arbitrator shall be instructed to and must (A) limit its determination(s) only to the remaining Disputed Items, (B) make its determination(s) as to each remaining Disputed Item based upon the application of GAAP and as required by this Section 2.3 and (C) not assign a value to any remaining Disputed Item greater than the higher value for such Disputed Item claimed by either Buyer or Sellers or less than the lower value for such Disputed Item claimed by either Buyer or Sellers.  All determinations by the Accountant Arbitrator shall be final and binding upon Buyer and Sellers for purposes of this Section 2.3, absent fraud or manifest error.

(iii)           Sellers shall pay a portion of the fees and expenses of the Accountant Arbitrator equal to 100% multiplied by a fraction, the numerator of which is the dollar amount of Disputed Items submitted to the Accountant Arbitrator that are resolved in favor of Buyer (that being the difference between the Accountant Arbitrator’s determination and Sellers’ determination) and the denominator of which is the total dollar amount of Disputed Items submitted to the Accountant Arbitrator (that being the sum total by which Buyer’s determination and Sellers’ determination differ from the determination of the Accountant Arbitrator).  Buyer shall pay that portion of the fees and expenses of the Accountant Arbitrator that Sellers are not required to pay hereunder.

(iv)           At such time as the Closing Certificate shall become final in accordance with Section 2.3(b)(ii), the Estimated Working Capital shall be compared to the Final Working Capital.  In the event that the Final Working Capital shall be a number greater than the Estimated Working Capital, Buyer shall pay Sellers an amount equal to such excess split evenly between the Sellers.  In the event that the Final Working Capital is less than the Estimated Working Capital, Sellers shall pay Buyer an amount equal to such deficiency.

(v)           Any payment to be made pursuant to this Section 2.3(b)  shall be made, within five (5) Business Days from the date that the Closing Certificate is finally determined pursuant to Section 2.3(b), by wire transfer of immediately available funds (i) if due to Buyer, to an account of Buyer designated in writing and (ii) if due to Sellers, to the Payment Account.

(c)           Adjustments for Tax Purposes. Any payments made pursuant to Section 2.3(b) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(d)           Reservation of Rights.  Except as otherwise provided in this Agreement, Buyer shall retain all rights and remedies with respect to any breach(es) of any representation(s) and warranty(ies) of the Company and Sellers contained in this Agreement, notwithstanding the existence of any adjustment to the Purchase Price effected in accordance with Section 2.3.

ARTICLE 3
CLOSING

Section 3.1                      Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company, at 10:00 am, Eastern Time, on the second (2nd) Business Day after all of the conditions to Closing set forth in Article 9 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing.  The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.2                      Closing Deliverables.

(a)           At the Closing, Sellers shall deliver to Buyer the following:

(i)           Certificates representing the Membership Interests, duly endorsed in the name of the Buyer;

(ii)          the Sellers Release, duly executed by both Sellers;

(iii)         the Officer’s Certificate required by Section 9.1(f);

(iv)         the certificate of the Secretary of Sellers required by Section 9.1(g);

(v)          all Sellers/Company Consents required to be set forth on Schedule 4.5;

(vi)         all of the Ancillary Agreements, duly executed and delivered by Sellers parties thereto;

(vii)        the Original operating Agreement of the Company, as amended, together with any and all Organizational Documents, minutes, resolutions and evidence satisfactory to Buyer that Buyer has been admitted as a member of Topaz Interactive;

(viii)       the written resignations of all of the officers and directors of the Company and terminations of powers of attorney requested by Buyer pursuant to Section 7.8;

(ix)          duly executed revocations, effective upon the Closing, of corporate account authorizations identified by Buyer prior to the Closing;

(x)           evidence that all Encumbrances in respect of the properties and assets of the Company (other than Permitted Encumbrances) have been discharged at or prior to Closing;

(xi)          if requested by Buyer and if applicable, an IRS Form 8023, duly executed by one or both Sellers, as applicable, and in a form reasonably satisfactory to Buyer, along with any duly executed corresponding forms required under state, local or foreign Tax Law requested by Buyer and in a form reasonably satisfactory to Buyer, as provided in Section 8.3(a); and

(xii)         such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(b)           At the Closing, Buyer shall deliver to Sellers the following:

(i)           the Closing Cash;

(ii)          the Officer’s Certificate required by Section 9.2(d)0; and

(iii)         the certificates of the Secretary or Assistant Secretary of Buyer required by Section 9.2(e).

(iv)         the Closing Shares

(v)          Fully executed employment agreements for each of the Sellers (the “Employment Agreements”) in a mutually agreed upon forms attached hereto as Exhibit 3.2(b)(v)(A) and 3.2(b)(v)(B).

(vi)         An executed Escrow Agreement for the $300,000 of deferred purchase price with a mutually agreed upon Escrow Agent in the form attached hereto as Exhibit 3.2(b)(vi).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO TOPAZ INTERACTIVE

The Company and Sellers hereby, severally, represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 4.1                      Organization and Power.

(a)           Topaz Interactive is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Oregon, and has all requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on the Business as presently conducted and as presently contemplated to be conducted.

(b)           Schedule 4.1(b) sets forth a true and complete list of all states and other jurisdictions in which either Company is duly qualified and in good standing to transact business as a foreign limited liability company. Except for those set forth on Schedule 4.1(b), there are no other states or jurisdictions in which the character and location of the properties owned or leased by the Company and the conduct of its business make any such qualification necessary.  Certificates of good standing of the Company issued as of a recent date by the appropriate Governmental Authority in the Company’s jurisdiction of incorporation or organization and all jurisdictions listed on Schedule 4.1(b) have been delivered to Buyer.

(c)           The Company has delivered to Buyer true and complete copies of its Organizational Documents, as amended to date and the Company is not in violation of any provision of their Organizational Documents.

(d)           The Company has delivered to Buyer true and complete copies of its minute books and such minute books each contain true and complete records of all meetings and other limited liability company actions taken by the members, managers and the board of directors of the Company, as applicable.

Section 4.2                      Capitalization; Options and Stockholder Rights.

(a)           (i) The authorized membership interests of Topaz Interactive consists of an unlimited amount of Membership Interests. All issued and outstanding Membership Interests are owned, of record and beneficially, by JP and KT.  All Membership Interests have been duly authorized and validly issued and are fully paid and non-assessable.  All prior offerings and issuances of Topaz Interactive membership interests have been made in accordance with Topaz Interactive’ s Organizational Documents and Applicable Law.

(b)           There are no agreements, arrangements, options, puts, calls, rights or commitments of any character relating to the issuance, sale, purchase, repurchase, redemption, conversion, exchange, registration, voting or transfer of any shares  membership interests of the Company.  None of the membership interests of the Company has been issued in violation of, or is subject to, any preemptive, first refusal or subscription rights.

Section 4.3                      No Subsidiaries.  The Company does not own, directly or indirectly, any shares of capital stock of, or other equity interests in, any Person. The Company has no any obligation, contingent or otherwise, to purchase or otherwise acquire any capital stock or other equity interests of any other Person or make any investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of, any Person.

Section 4.4                      Authority; Validity.

(a)           The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company shall become a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of the Company, and the Company has all necessary limited liability company power with respect thereto.

(b)           This Agreement and each of the Ancillary Agreements to which the Company shall become a party has been (or will be) duly executed and delivered by the Company and is (or will be) the valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to the enforcement of creditors’ rights generally.

Section 4.5                      Governmental Authorizations; Third-Party Consents.  Except as set forth on Schedule 4.5, no approval, consent, waiver, exemption, Governmental Order, authorization or other action by, or notice to or filing with, any Governmental Authority or any Person, and no lapse of a waiting period, is required to be obtained by the Company or Sellers in connection with (or in order to permit) the execution, delivery or performance by any of them of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby (collectively, “Sellers/Company Consents”).

Section 4.6                      No Conflicts.  Assuming all of the Sellers/Company Consents are obtained, neither the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it shall become a party, nor the consummation of the transactions contemplated hereby or thereby, nor the performance by the Company of its obligations hereunder or thereunder, shall (or, with the giving of notice or the lapse of time or both, would): (a) conflict with or violate any provision of the Company’ Organizational Documents; (b)  violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or give rise to a right of termination, cancellation or acceleration of remedies or rights or modification of any obligation or otherwise result in a loss of benefits to the Company, under the provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either of the Company is a party or by which any of them or any of their respective properties or assets is otherwise bound; (c) violate any Law applicable to the Company or any of their respective properties or assets; (d) result in the creation or imposition of any Encumbrance upon any of the properties or assets of the Company; (e) to the Knowledge of the Company and Sellers, interfere with or otherwise adversely affect the ability of Buyer to carry on the Business; or (f) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give rise to (or constitute an event which, with notice or lapse of time or both, would give rise to) any right to revoke, suspend, terminate or modify any Permit.

Section 4.7                      Financial Statements; Undisclosed Liabilities; Indebtedness.

(a)           Attached as Schedule 4.7(a) are true and complete copies of the Company’s (i) balance sheet as of December 31, 2014 (the “Financial Statements”).  The Financial Statements are fairly present in all material respects the financial position of the Company as of the dates indicated.  The balance sheets of the Company as of December 31, 2014 are referred to herein as the “Balance Sheets” and the date thereof as the “Balance Sheets Date.”

(b)           All accounts, books and ledgers related to the businesses of the Company have been maintained in a consistent manner during the periods represented by the Financial Statements and all subsequent periods, are accurate and complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(c)           The Company carries no Liabilities, including guarantees and indemnities by the Company of Liabilities of any other Person, except (i) Liabilities as and to the extent reflected on the Interim Balance Sheets; (ii) Liabilities incurred by them in the Ordinary Course of Business and consistent with past practice since the date of the Interim Balance Sheets (none of which is a material Liability for breach of contract, breach of warranty, tort, infringement, claim, lawsuit or other proceeding) and all of which are adequately reflected on the books and records of the Company; (iii) obligations not in default under Contracts entered into by it in the Ordinary Course of Business; and (iv) Liabilities set forth on Schedule 4.7(c).

(d)          The Company does not have any Indebtedness.

(e)           The Company has not received any grants, subsidies or other financial assistance from any Governmental Authority.

Section 4.8                      Absence of Certain Changes.  Since formation, the Company has conducted the Business in the Ordinary Course of Business and has maintained and preserved its organization, goodwill and properties and, except as and to the extent set forth on Schedule 4.8, the Company has not:

(a)          experienced a Material Adverse Effect;

(b)          issued, granted, redeemed or repurchased any shares of its capital stock or any options, warrants or other rights to acquire any of its capital stock or membership interests, or declared, paid or set aside for payment any dividend or other distribution in respect of any of its capital stock or membership interests;

(c)          made any material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)          made any material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)          entered into any Contract that would constitute a Material Contract or amended any Material Contract;

(f)           incurred, assumed or guaranteed any Indebtedness;

(g)          transferred, assigned, sold or other disposed of any material assets shown or reflected in the Balance Sheets, except for the sale of inventory in the Ordinary Course of Business;

(h)          cancelled or settled any debts or claims exceeding $5,000 or amended, terminated or waived any rights with a value in excess of $5,000;

(i)           transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property or disclosed to any Person any trade secret, formula, process or know-how or any other Confidential Information relating to the Company other than pursuant to a valid and enforceable confidentiality agreement;

(j)           suffered material damage, destruction or loss, or any material interruption in use, of any of its material assets, whether or not covered by insurance;

(k)          breached or been alleged to have breached or suffered an acceleration, termination, material modification or cancellation of any Material Contract (or Contract that would have constituted a Material Contract if in effect on the date hereof) or Permit;

(l)           made any capital expenditure in excess of $5,000;

(m)         caused, permitted or allowed any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance other than  Permitted Encumbrances;

(n)          granted any bonuses, whether monetary or otherwise, or any general wage or salary increases to any employees, other than as provided for in any written agreements or in the Ordinary Course of Business, or changed in the terms of employment for any employee;

(o)          entered into or terminated any employment agreement or collective bargaining agreement, written or oral, covering any employee or modified the terms of any such existing agreement;

(p)          loaned to, or entered into any other transaction with, any employee or any Affiliated Person;

(q)          adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(r)           purchased, leased or otherwise acquired the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $5,000 individually (in the case of a lease, per annum), except for purchases of inventory or supplies in the Ordinary Course of Business;

(s)          adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any employee (or any such action taken with respect to any other Benefit Plan);

(t)           made or suffered any material changes in any policies of insurances covering their business, assets, properties or operations; or

(u)           made any Contract to do any of the foregoing, or took or failed to take any action that would result in any of the foregoing.

Section 4.9                      Material Contracts.

(a)           Schedule 4.9(a) sets forth a true list of each of the following Contracts to which the Company is a party or by which it is otherwise bound (“Material Contracts”):

(i)           all Contracts that are loan agreements, credit agreements, promissory notes, guaranties, letters of credit or other similar agreements;

(ii)          all Contracts that are mortgages, pledges, security agreements or other similar agreements;

(iii)         all Contracts concerning the occupancy, management or operation of any Real Property;

(iv)         all Contracts that are consulting, outsourcing or other services agreements;

(v)          all Contracts that are broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising agreements (whether or not exclusive);

(vi)         all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii)        all Contracts providing for a joint venture, partnership arrangement, or other arrangement involving a sharing of profits, losses, costs or liabilities by the Company with a third party, including a joint venture, partnership arrangement or other agreement that will be terminated prior to the Closing or that has been terminated within twelve (12) months prior to the date of this Agreement;

(viii)       all Contracts for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any assets of  the Company;

(ix)          all Contracts that (A) limit or purport to limit the ability of the Company or, to the Knowledge of the Company and Sellers, any key executive of the Company, to compete in any line of business or with any Person or in any geographic area or during any period of time (except with respect to the use of information pursuant to any confidentiality or non-disclosure agreement), (B) require the Company to use any supplier or third party for all or substantially all of the Company’s requirements or needs for any product or service in connection with the Business, (C) limit or purport to limit the ability of the Company to solicit customers or clients of the other parties thereto, (D) require the Company to provide to the other parties thereto “most favored nations” pricing or any type of exclusive dealing or other similar arrangement, (E) require the Company to market or co-market any products or services of a third party, or (F) contain any “take-or-pay” provisions or similar arrangements requiring the Company to make a minimum payment for goods or services from third party suppliers irrespective of usage;

(x)           all Contracts that provide for the indemnification of any Person or the assumption or guarantee of any Tax, environmental or other Liability of any Person;

(xi)          all Contracts that are licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Intellectual Property that is used in or necessary for the Company’s current or planned business or operations;

(xii)         all Contracts that are licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Intellectual Property;

(xiii)        all Contracts that are employment, severance, change of control, retention and similar agreements and Contracts with independent contractors or consultants (or similar arrangements);

(xiv)        all collective bargaining agreements or Contracts with any labor organization, union or association;

(xv)         all engagement agreements with attorneys, accountants, investment bankers or other professional advisers;

(xvi)        all Contracts with any Governmental Authority;

(xvii)       all powers of attorney;

(xviii)      all Contracts between the Company and any Affiliated Person pursuant to which any Affiliated Person provides or receives a benefit;

(xix)         to the extent not disclosed pursuant to any of the clauses above, all Contracts involving aggregate consideration in excess of $5,000;

(xx)          all other Contracts that are material to the Company or the operation of the Business and not previously disclosed pursuant to this Section 4.9; and

(xxi)        all Contracts that are a commitment or agreement to enter into any of the foregoing.

(b)           Each Material Contract is valid and binding on the Company, as applicable, in accordance with its terms and is in full force and effect.  Neither the Company, nor, to the Company and Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to Buyer.  There are no material disputes pending or threatened under any Material Contract, and the Material Contracts are in all respects consistent with Applicable Law and, to the Knowledge of the Company and Sellers, are not the subject of any investigation, inquiry, proceeding or audit by a Governmental Authority.

Section 4.10                      Title to Purchased Assets.  The Company has a good and valid title to, or a valid leasehold interest in, all of the assets reflected on the Interim Balance Sheets.  Other than set forth on Schedule 4.10, all such assets (including leasehold interests) are free and clear of Encumbrances other than Permitted Encumbrances.

Section 4.11                       Condition and Sufficiency of Assets; Equipment.

(a)           The furniture, fixtures, equipment, vehicles and other items of tangible personal property owned by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The assets owned or leased by the Company are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

(b)           Schedule 4.11(b) sets forth a true and complete list of each item of equipment owned or leased by the Company having an original purchase price or aggregate lease payments in excess of $2,500.

Section 4.12                       Real Property.

(a)           The Company does not own any real property.

(b)           Schedule 4.12(b) sets forth each parcel of real property leased by the Company (together with all rights, title and interest of Sellers in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds or uses any Real Property (collectively, the “Leases”).  Sellers have delivered to Buyer a true and complete copy of each Lease.  With respect to each Lease:

(i)           such Lease is valid, binding, enforceable and in full force and effect, and the Company enjoys peaceful and undisturbed possession of the Real Property;

(ii)          The Company is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Company, as applicable, has paid all rent due and payable under such Lease;

(iii)         The Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Leases and, to the Knowledge of the Company and Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)         The Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof; and

(v)          The Company has not pledged, mortgaged or otherwise granted a Encumbrance on its leasehold interest in any Real Property.

(c)           The Company has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to use or operate the Real Property as currently used or operated.  Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d)           The use and operation of the Real Property in the conduct of the Business do not violate in any material respect any Applicable Law, covenant, condition, restriction, easement, license, permit or agreement.  The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.13                       Intellectual Property.

(a)           The Company does not have any Intellectual Property Registrations.

(b)           The conduct of the Business by the Company has not and, if conducted as currently conducted and as presently contemplated by the Company, will not constitute an infringement or other violation of any copyright, trade secret, trademark, patent, invention, proprietary information, nondisclosure or any other rights of any Person.  Neither the Company nor Sellers have received any notice or is otherwise aware that the conduct of the Business infringes or conflicts with, any license, patent, copyright, trademark, service mark or other intellectual property right of any other Person.

(c)           Schedule 4.13(c) sets forth a true and complete list of all domain names owned or used by the Company.  No stockholder, officer, director or employee of Sellers or any of its Affiliates (other than the Company) has any ownership or other interest in the domain names.  None of the domain names infringes or conflicts with any trademarks, trademark rights, trade names, trade name rights, service marks or other rights of any Person.  No right to or interest in any domain name required to be listed on Schedule 4.13(c) has been obtained in violation of any Law, including the Anticybersquatting Consumer Protection Act.

Section 4.14                       Accounts Receivable; Inventory.

(a)           Schedule 4.14(a) sets forth a true and complete list of the Company’s accounts receivable by customer as of December 31, 2014 as well as the individual aging with respect thereto.  All of the accounts receivable of the Company reflected on Schedule 4.14(a) are valid obligations that arose from bona fide transactions and are good and collectible in the Ordinary Course of Business at the recorded amounts thereof, less the amount of the reserves for bad accounts reflected thereon (which reserves have been established in accordance with GAAP on a basis consistent with past practice), and are not subject to any counterclaims or offsets. A true and complete list of the Company’s accounts receivable as of the last Business Day immediately preceding the Closing Date, and individual aging with respect thereto, will be added to Schedule 4.14(a) at the Closing.  The accounts receivable of the Company required to be added after the date to Schedule 4.14(a) will, as of the date when required to be added, be valid obligations that arose from bona fide transactions and will be good and collectible in the Ordinary Course of Business at the amounts recorded on the books of account of the Company, less the amount of the reserves for bad accounts reflected thereon (which reserves shall have been established in accordance with GAAP on a basis consistent with prior practice), and will not be subject to any counterclaims or offsets.

(b)           All Inventory, whether or not reflected in the Interim Balance Sheets, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for the obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established on the Interim Balance Sheets.  All Inventory is owned by the Company free and clear of all Encumbrances, and no Inventory is held on a consignment basis.  The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 4.15                       Customers and Suppliers.

(a)           Schedule 4.15 sets forth a true and correct list of the name and gross sales for the three-month period ended December 31, 2014 of the Company’s ten (10) largest customers (by gross sales) and suppliers of goods or services (by gross purchases) during such period. Neither the Company nor Sellers have received any notice, written or oral, or otherwise has any knowledge or information, that any customer or supplier required to be set forth on Schedule 4.15 intends or expects to terminate, cancel, limit or adversely modify its business relationship with the Company or significantly reduce its level of purchases from, or sales to, the Company in the 12-month period following the Closing Date.

(b)           The Company does not have any sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not reasonably available on equivalent terms and conditions;

Section 4.16                       Warranties and Performance Guarantees.

(a)           Schedule 4.16(a) sets forth a specimen copy of the form of written warranty or performance guarantee covering products sold or services rendered by the Company.

(b)           Schedule 4.16(b) lists all warranty or performance guarantee claims against the Company for the past twelve months and the resolution of each.

(c)           To the Knowledge of the Company and Sellers, there are no current, alleged, or expected warranty or performance guarantee obligations that are likely or alleged to be materially in excess of the warranty reserves on the Balance Sheets.

Section 4.17                       Insurance.  Schedule 4.17 sets forth a true and complete list of all policies of insurance under which the Company or any of their officers or directors (in such capacity) is an insured party, beneficiary or loss payable payee.  True and complete copies of all such policies have been previously provided to Buyer.  Such policies are in full force and effect.  The Company is not in default with respect to any provision contained in any such policy, and the Company has not received or given a notice of cancellation, non-renewal, premium increase or alteration of coverage with respect to any such policy.  All premiums due on such insurance policies have either been paid, or if not yet due, accrued.  No claims have been made by the Company under any such policy, and no event has occurred and no state of facts exists in respect of which the Company is entitled to make a claim under any such policy.

Section 4.18                       Bank Accounts; Credit Cards; Corporate Accounts; and Powers of Attorney.  Schedule 4.18 sets forth a true and complete list showing the names of all:  (a) banks in which either of the Company has an account or safe deposit box and the names of all Persons authorized to draw thereon and who have access thereto; (b) credit card issuers with whom the Company has an account and the names of all Persons authorized to use such accounts or who have access thereto; (c) cellular telephone, phone card or other corporate accounts with whom the Company has an account and the names of all Persons authorized to use such accounts or who have access thereto; and (d) Persons holding powers of attorney from the Company.  There are no automatic, periodic or scheduled withdrawals or debits with respect to any of the bank or corporate accounts required to be set forth on Schedule 4.18.

Section 4.19                       Litigation; Governmental Orders.

(a)           Except as set forth on Schedule 4.19, there are no Actions pending or, to the Knowledge of the Company and Sellers, threatened against the Company, any of their respective properties, assets or businesses or the transactions contemplated hereby.  No Person has, in the past three (3) years, notified the Company of a material claim against the Company alleging any injury, loss or damage to economic or personal interests incurred as a result of or relating to (a) the use of any products sold by or on behalf of the Company, (b) services rendered by the Company or (c) acts by or omissions of the Company. To the Knowledge of the Company and Sellers, no event has occurred and no circumstance exists that may give rise to or serve as a reasonable basis for any claim, suit, action or other proceeding to be brought or threatened against the Company.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Company.

Section 4.20                       Compliance with Laws.  The Company (a) is and has been in compliance, in all material respects, with all Laws and (b) have not received any notice of any violation of any Law applicable to them, to the conduct of their businesses or operations or to the use of their properties or assets.  To the Knowledge of the Company and Sellers, there is no pending or proposed legislation applicable to the Company or the conduct of their respective businesses or operations that, if enacted, could reasonably be expected to have a Material Adverse Effect.  To the Knowledge of Sellers, no event has occurred and no circumstance exists that could reasonably be expected to constitute or result in (with or without notice or lapse of time or both) a violation of or failure to comply with (i) any Law by the Company or (ii) a Governmental Order with respect to which the Company or any of their respective assets or properties is subject.

Section 4.21                       Permits.  All Permits required for the Company to conduct the Business as currently conducted have been obtained by the Company and are valid and in full force and effect.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Schedule 4.21 lists all current Permits issued to the Company which are related to the conduct of the Business as currently conducted, including the names of the Permits and their respective dates of issuance and expiration.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, violation or limitation of any Permit set forth on Schedule 4.21.

Section 4.22                       Intentionally Omitted.

Section 4.23                       Employees.

(a)           Schedule 4.23 sets forth a true and correct summary of the following information for each current employee of the Company, including each employee on leave of absence, disability or layoff status: name; job title; employment status; current base pay and current bonus target and actual amount of last bonus paid and any change(s) in compensation since December 31, 2014;  vacation time accrued; and service years credited for purposes of vesting or eligibility to participate in any Benefit Plan.

(b)           The Company does not have any union, collective bargaining, employment, management, severance or consulting agreement or arrangement to which the Company is a party or by which it is otherwise bound.

(c)           To the Knowledge of the Company and Sellers, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of any group of employees that includes any employees of the Company.  There is no pending or, to the Knowledge of the Company and Sellers, threatened representation proceeding or petition, strike, work stoppage, work slowdown, unfair labor practice charge or complaint or other material labor dispute affecting any employee of the Company.

(d)           To the Knowledge of the Company and Sellers, no officer or employee of the Company is a party to or is otherwise bound by any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, with any Person (other than the Company) that in any way limits or adversely affects or will limit or affect (i) the performance of his duties as an employee, officer or director of the Company after the Closing or (ii) the ability of the Company to conduct of the Business as presently conducted or any other businesses presently contemplated by the Company to be conducted.

(e)           There have not been any employment related claims under Applicable Law, including without limitation, wage and hour claims relating to the Business or the Company in the past six (6) years, nor, to the Knowledge of the Company and Sellers, are there any employment related claims under Applicable Law, including without limitation, wage and hour claims currently threatened against the Company or relating to the Business.  There are no facts which would give rise to material Liabilities for violations of any Applicable Law, including without limitation, any wage and hour Law with respect to the Business.

(f)           The Company has complied with all employment related Laws in each jurisdiction in which it employs any employees.  All former employees of the Company whose employment ended within the last six (6) years were accurately, timely and properly paid all compensation and other benefits earned by those employees through the last day of employment. There is no, and there has not been any in the past six (6) years, any action, claim or proceeding pending, or to the Knowledge of the Company and Sellers, threatened, involving any employee and his or her relationship with the Company.  To the Knowledge of the Company, no facts exist which are likely to result in any action, claim or proceeding before any tribunal, investigation by any Governmental Authority, or Liabilities arising out of any employee’s relationship or ending of relationship with the Company.

(g)          All individuals who performed, are performing or have performed consulting or other services for the Company have been correctly classified as either “independent contractors” or “employees” of the Company, as the case may be, based on the jurisdiction in which such individuals are performing or have performed such services.  There are no pending or, to the Knowledge of the Company and Sellers, threatened actions, claims or proceedings against the Company or in connection with the Business by or on behalf of or related to any individuals currently or formerly classified by the Company, as the case may be, as “independent contractors” or consultants.  There are no facts which would give rise to material Liabilities for violations of any Applicable Law concerning the classification of individuals performing services for the Company.

(h)          The Company is, and has at all times been, in compliance with all applicable immigration Laws in each jurisdiction in which it employs any employees, including without limitation compliance with the requirements under Applicable Law for those individuals to be granted the relevant work permit or employment visa or any other necessary approval before he is or was employed by the Company in such jurisdiction.

(i)           The Company has, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, wages and vacation pay and any other benefits and is not liable for any fines or penalties for failure to pay any of the foregoing or other sums due to employees of the Company.

(j)           The Company is, and has at all times been, in compliance with all Applicable Law which prohibits discrimination and harassment against employees of the Company. 3

(k)          Each employee of the Company has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company, as applicable, vesting all rights in work product created in the Company.

(l)           To the Knowledge of the Company, no employee of the Company intends to resign following the Closing or the transactions contemplated by this Agreement.

(m)         To the Knowledge of the Company, The Company has not entered into any arrangement with any entity such that a joint employer relationship exists. There are no pending or, to the Knowledge of the Company and Sellers, threatened actions, claims or proceedings against the Company or in connection with the Business by or on behalf of or related to any individuals currently or formerly classified by as employees under a “joint employer” theory.  There are no facts which would give rise to material Liabilities for violations of any Applicable Law concerning a joint employer relationship between the Company and any third parties.

(n)           The Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied with all obligations imposed on it by all Applicable Law and relevant statutes, regulations and codes of conduct and practice affecting its employment of any Persons and all relevant orders and awards made thereunder and has maintained current, adequate and suitable records regarding the service, terms and conditions of employment of each of its employees.

Section 4.24                       Employee Arrangements; ERISA.

(a)           Schedule 4.24(a) sets forth a true and complete list of all Benefit Plans.  The Company have provided to Buyer the correct and complete copies of the following (where applicable) with respect to each Benefit Plan: (i) all plan documents (or, in the case of any unwritten Benefit Plan, a written summary of the terms of such Benefit Plan); summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans; (ii) the most recent determination (or opinion) letters received from the IRS; (iii) the three (3) most recent Form 5500 Annual Reports and summary annual reports; (iv) the most recent audited financial statement and actuarial valuation; and (v) all related administrator, service and vendor agreements, insurance contracts and other agreements which implement each such Benefit Plan.

(b)          (i) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Code Section 4975 with respect to any Benefit Plan, (ii) there are no claims pending (other than routine claims for benefits) or threatened against any Benefit Plan or against the assets of any Benefit Plan, nor are there any current or threatened Encumbrances on the assets of any Benefit Plan, (iii) all Benefit Plans conform to, and in their operation and administration are in all respects in compliance with, the terms thereof and requirements prescribed by any and all Laws (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including without limitation all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury), (iv) the Company and ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or violation of, and, to the Knowledge of the Company and Sellers, there is no default or violation by any other party with respect to, any of the Benefit Plans, (v) each Benefit Plan intended to qualify under Code Section 401(a) and each corresponding trust exempt under Code Section 501 has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may be expected to cause the loss of such qualification or exemption, (vi) all contributions due and payable on or before the Closing Date in respect of any Benefit Plan pursuant to Code Section 412 or otherwise, the terms of the Benefit Plan or any collective bargaining agreement, have been made in full and proper form on or before their due dates, and a reasonable amount has been accrued and provided for in accordance with GAAP in the Company’s Financial Statements for all other contributions or amounts in respect of each Benefit Plan for the periods ending on the Closing Date, and (vii) each Benefit Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the Applicable Law, statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Benefit Plan is present or operates and, to the extent relevant, the United States.

(c)           No Benefit Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate has ever partially or fully withdrawn from any such plan.  No Benefit Plan is a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) or “single-employer plan under multiple controlled groups” (as described in Section 4063 of ERISA), and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.  Neither the Company nor any ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan resulting in “withdrawal liability” (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA.

(d)           Each Benefit Plan that is a “group health plan” (within the meaning of Code Section 5000(b)(1)) has been operated in compliance with all Laws applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Code Section 4980B and Sections 601 through 608 of ERISA (“COBRA Coverage”), Code Section 4980D and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable.  No Benefit Plan or written or oral agreement exists which obligates the Company or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any current or former employee, director, consultant or agent of the Company or any ERISA Affiliate following such employee’s, director’s, consultant’s or agent’s termination of employment or service with the Company or any ERISA Affiliate, including, but not limited to, retiree medical, health or life benefits, other than COBRA Coverage.

(e)           Except as set forth on Schedule 4.24(e), no Benefit Plan is self-funded, self-insured or funded through the general assets of the Company or an ERISA Affiliate.  No Benefit Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Code Section 419 or 419A.

(f)           No current or former employee, officer, director, consultant, agent or investor of the Company holds, as of the date hereof, any option, warrant or other right to purchase shares of capital stock or membership interests of the Company.

(g)          The consummation of the transactions contemplated by this Agreement will not, except as set forth on Schedule 4.24(g), (i) entitle any individual to severance or separation pay, or (ii) directly or indirectly result in an increase to benefits or compensation, acceleration of vesting or acceleration of timing for payment of any benefit or compensation.  No payment made or contemplated under any Benefit Plan or other benefit arrangement constitutes an “excess parachute payment” within the meaning of Code Section 280G.

(h)          With respect to each Benefit Plan, (i) there are no restrictions on the ability of the sponsor of each Benefit Plan to amend, terminate or assign any Benefit Plan, or any related service, vendor or administrative agreement, insurance policy or contract, or other agreement which implements or otherwise relates to any such Benefit Plan, at any time without penalty or cost, the Company has expressly reserved in itself the right to amend, modify, terminate or assign any such Benefit Plan, or any portion of it, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right; and (ii) the Company has satisfied any and all bond coverage requirements of ERISA.  Each Benefit Plan may be transferred by the Company or an ERISA Affiliate to Buyer

(i)           Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Code Section 409A(d)(1)) is identified as such on Schedule 4.24(i), and each such Benefit Plan is currently designed in compliance with Code Section 409A, and has been operated and administered in good faith compliance with Code Section 409A from the period beginning January 1, 2005 through the date hereof.

(j)           No Benefit Plan presents any risk of liability to the Company, its assets or stock, including without limitation, a risk of Encumbrance against the Company, its assets or stock whether before or on or after the Closing.

(k)           Neither the Company nor any of its ERISA Affiliates, (i) is a party to any written or oral agreement with any current or former employee, director, consultant or agent, the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of transactions contemplated by this Agreement, or (ii) has announced or otherwise made a commitment to implement any arrangement in the future that, if implemented, would be a Benefit Plan.

Section 4.25                       Tax Matters.  Except as set forth on Schedule 4.25:

(a)           The Company has filed (on a timely basis) with the appropriate governmental agencies all Tax Returns required to be filed by any of them and have timely paid in full any Taxes due, and all such Tax Returns were true and complete in all respects;

(b)          The Company is not the beneficiary of any extension of time within which to file any Tax Return;

(c)          The Company has provided Buyer with true and complete copies of all Tax Returns filed by it within the past six (6) years;

(d)          there is no material claim for Taxes that is an Encumbrance against the properties or assets of the Company other than any statutory Encumbrances for Taxes not yet due and payable;

(e)           The Company has not waived any statute of limitations in respect of Taxes that involve or affect it or executed or filed with any Governmental Authority any agreement extending the period for the assessment or collection of any Taxes that involve or could affect it, and none are a party to any pending or, to the Knowledge of the Company and Sellers, threatened suit, action or proceeding by any Governmental Authority for the assessment or collection of Taxes;

(f)           no claim has been made by a Governmental Authority in any jurisdiction where the Company do not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction; no Tax Return of the Company has been subject to examination or audit; no audits or administrative or judicial proceedings are pending or being conducted with respect to Taxes that involves or affects the  Company; The Company has not received from any Governmental Authority (including jurisdictions where the Company have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review that involves or affects such Company, (ii) request for information related to Tax matters that involves or affects such Company, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against such Company or that involves or affects such Company in any respect;

(g)          the Company have properly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other Person; The Company is in compliance in all respects with all applicable information reporting and Tax withholding requirements under applicable Tax Laws;

(h)           the unpaid Taxes of the Company (i) did not, as of the date of the Interim Balance Sheets, exceed the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheets and (ii) will not exceed that reserve, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns;

(i)           there exists no proposed tax assessment against the Company except as disclosed on the Interim Balance Sheets;

(j)           the Company has not filed any disclosures under Code Sections 6662 or 6011 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return;  the Company has not entered into any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2), and the Company has properly disclosed all reportable transactions as required by Treasury Regulation Section 1.6011-4, including filing Forms 8886 with Tax Returns and with the Office of Tax Shelter Analysis;

(k)          the Company has not made any payments, is not obligated to make any payments or is a party to any plan, program or agreement that could obligate any of them to make any payments, separately or in the aggregate, that will not be fully deductible: (i)  under Code Section 280G or any corresponding provision of state, local or foreign Tax Law or (ii) under Code Section 162(m) or any corresponding provision of state, local or foreign Tax Law;

(l)           the Company  has not been, or will be on the Closing Date, a United States real property holding corporation (within the meaning of Code Section 897(c)(2)) at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii);  the Company is not a party to or otherwise bound by any Tax indemnification, allocation or sharing agreement; the Company: (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise;

(m)         the Company will not be required to include any item of income in, or exclude any item of deduction from, their respective taxable incomes for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or foreign Tax Law), (iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding provision of state, local or foreign Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date;

(n)          No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company;

(o)          the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361;

(p)          the Company does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of any interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property;

(q)          the company is disregarded from its joint owners, JP and KT, for U.S. federal, state and local income tax purposes and no election has ever been made under Treasury Regulation Section 301.7701-3 to treat Topaz Interactive as anything other than a disregarded entity for U.S. federal, state and local income tax purposes;

Section 4.26                      Absence of Certain Business Practices.  Neither the Company nor any director, officer, employee, agent or Representative of the Company has directly or indirectly (a) made or offered any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) otherwise in violation of any Law, including Laws regarding illegal payments and gratuities or (b) established or maintained any material fund or asset with respect to the Company that has not been recorded in the books and records of the Company.

Section 4.27                       Affiliated Transactions.  Except as set forth on Schedule 4.27, neither Sellers nor any Affiliated Person (a) is a party to or otherwise a beneficiary of any agreement, transaction or arrangement (oral or written) with or involving the Company or (b) has any claim, monetary or otherwise, against the Company.

Section 4.28                       Brokers.  Except as set forth on Schedule 4.28, no agent, broker, firm or other Person acting on behalf of the Company or Sellers, or under the authority of any of the foregoing, is or shall be entitled to a brokerage commission, finder’s fee or similar payment in connection with any of the transactions contemplated hereby from the Company, any of Sellers or Buyer.  Any such fee shall be paid solely by Sellers.

Section 4.29                       Import and Export Controls.

(a)           The Company has not violated in any material respect any Laws of any jurisdiction regarding the export, transshipment, re-export or other transfer of data, goods, software, technology or services to any end users, end uses or destinations.

(b)           There is no pending or, to the Knowledge of the Company and Sellers, threatened, judicial, administrative or arbitral action, claim, suit or proceeding, investigation, complaint or action against the Company by any Governmental Authority, nor is there any Governmental Order imposed (or, to the Knowledge of the Company and Sellers, threatened to be imposed) upon the Company by or before any Governmental Authority, in each case, in connection with an alleged violation of Applicable Law relating to the import, export, transshipment, re-export or other transfer of data, goods, software, technology or services to any foreign jurisdiction against which any country maintains sanctions or export controls.

Section 4.30                       Disclosure.  No representation or warranty made by the Company or Sellers herein or in any of the Ancillary Agreements, and no statement provided in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished by or on behalf of the Company or Sellers at the Closing, contains any untrue statement of a material fact or omits to state any material fact that is necessary in order to make the statements herein or therein not misleading.

Section 4.31                      Information on Buyer.  Sellers have had access to the EDGAR website of the Securities and Exchange Commission (the “SEC”) to review Company’s filings made with the SEC.  In addition, Sellers may have received in writing from Buyer such other information concerning its operations, financial condition and other matters as Sellers have requested in writing and considered all factors Sellers deem material in deciding on the advisability of investing in the Buyer Common Stock. Sellers were afforded (a) the opportunity to ask such questions as Sellers deemed necessary of, and to receive answers from, representatives of Buyer concerning the merits and risks of acquiring the shares of Buyer Common Stock hereunder; (b) the right of access to information about Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable Sellers to evaluate the Buyer Common Stock; and (c) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to acquiring the Buyer Common Stock.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby, jointly and severally, represent and warrant to Buyer as follows:

Section 5.1                      Intentionally Omitted.

Section 5.2                      Authority; Validity.

(a)           Sellers have the legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which they are or shall become a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)           This Agreement and the Ancillary Agreements to which they shall become a party have been (or will be) duly executed and delivered by Sellers and are or, when executed and delivered by Sellers, will be the valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws.

Section 5.3                      No Conflicts.  Neither the execution and delivery by Sellers of this Agreement and the Ancillary Agreements to which he shall become a party, nor the consummation of the transactions contemplated hereby or thereby, nor the performance by Sellers of his obligations hereunder or thereunder, shall (a)(i) conflict with, or result in any breach or default (or would constitute a default but for any requirement of notice or lapse of time or both) under, or (ii) give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or (iii) give any Person any right to purchase or sell assets or securities from or to the Company or to exercise any remedy or modify any obligation or term, pursuant to any agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which either of the Company is a party or by which the Company or any of their respective properties or assets may be bound or affected, or (iv) result in the creation or imposition of any Encumbrance on any of the assets or properties of the Company, or (v) to the knowledge of Sellers, interfere with or otherwise adversely affect the ability of Buyer, the Company to carry on the Business, or (vi) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give rise to any right to revoke, suspend, terminate or modify any Permit or (b) conflict with or result in a violation of any Law applicable to Sellers.

Section 5.4                      Security Ownership.  JP and KT are the sole record and beneficial owners of the Securities and the Securities are free and clear of all restrictions on transfer (other than restrictions of general applicability under the Securities Act and state securities Laws), Encumbrances and Taxes.  Sellers are not a party to any option, warrant, right, agreement or commitment providing for the disposition or acquisition of any Securities (other than this Agreement) or any other capital stock or membership interests of the Company.  Sellers are not a party to (or has irrevocably terminated) any voting trust, proxy or other agreement or understanding with respect to the transfer or voting of any Securities.  The resale of such Securities by Sellers as provided herein shall, upon the Closing, vest Buyer with good and marketable title to the Securities, free and clear of all Encumbrances.

Section 5.5                      Legal Proceedings.  There are no Actions pending or, to Sellers’ knowledge, threatened against Sellers or any Affiliate of Sellers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.6                      Information on Sellers.  Sellers are experienced in investments and business matters, have made investments of a speculative nature and have purchased securities of United States publicly-owned companies in private placements in the past and, with their representatives, have such knowledge and experience in financial, tax and other business matters as to enable Sellers to utilize the information made available by Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed acquisition of the Buyer Common Stock, which represents a speculative investment.  Sellers have the authority and are duly and legally qualified to purchase and own the Buyer Common Stock.  Sellers are able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

Section 5.7                      Restricted Securities.  Sellers understand that the shares of Buyer Common Stock to be issued hereunder have not been and will not be registered under the 1933 Act and Sellers will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Buyer Common Stock unless pursuant to an effective registration statement under the 1933 Act, or unless an exemption from registration is available.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and Sellers as follows:

Section 6.1                      Organization and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted by it.

Section 6.2                      Authority; Validity.

(a)           The execution and delivery by Buyer of this Agreement and of each of the Ancillary Agreements to which it shall become a party, the performance by Buyer of its obligations under this Agreement and such Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer, and Buyer has all necessary corporate power with respect thereto.

(b)           This Agreement and the Ancillary Agreements to which it shall become a party have been (or will be) duly executed and delivered by Buyer and are or, when executed and delivered by Buyer, will be the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws.

Section 6.3                      No Conflicts; Consents.  Neither the execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it shall become a party, nor the consummation of the transactions contemplated hereby or thereby, nor the performance by Buyer of its obligations hereunder or thereunder, shall (or, with the giving of notice or the lapse of time or both, would) (a) conflict with or violate any provision of Buyer’s Organizational Documents; or (b) violate any Law applicable to Buyer or any of its properties or assets.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 6.4                      Buyer Common Stock.  The Buyer Common Stock to be delivered pursuant to this Agreement has been duly authorized and, when issued, will be validly issued, fully paid and nonassessable.  As of the date hereof, the Buyer Common Stock is not ineligible for sale under Rule 144 (after applicable waiting periods have expired)  Buyer has had no material adverse change since December 31, 2014.    The contents of Buyer’s SEC filings are true and complete in all material respects and they do not fail to disclose any material information which would be necessary to make them not misleading.  Attached hereto as Schedule 6.4 is a current fully diluted capitalization table of the Buyer.

ARTICLE 7
COVENANTS

Sellers, the Company and Buyer hereby covenant and agree as follows:

Section 7.1                      Public Announcements.  Unless otherwise required by Applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 7.2                      Records.  On or prior to the Closing Date, the Company and Sellers shall deliver or cause to be delivered to Buyer or make readily available to Buyer at the Company’s office all original agreements, documents, books, stock ledgers, minutes, correspondence, and corporate and other records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, the “Records”) in the possession or control of the Company or Sellers relating to the Company.

Section 7.3                      Resignations.  On or prior to the Closing Date, the Company and Sellers shall cause to be delivered to Buyer duly executed resignations, effective as of the Closing, of those officers and directors of the Company and duly executed terminations of such powers of attorney relating to the Company, effective as of the Closing Date, in each case, as shall be requested by Buyer on or before the Closing Date.

Section 7.4                      Licenses and Certifications.  Immediately after the date hereof and prior to the Closing Date, Sellers will cause the Company, as the case may be, to apply for and obtain any licenses, permits or certifications from any Governmental Authority that Buyer deems, in its sole but reasonable discretion, to be necessary and proper for the conduct of the Business and the Company upon the consummation of the transactions contemplated hereby.

Section 7.5                       Intentionally Omitted.

Section 7.6                      Intentionally Omitted.

Section 7.7                       Further Assurances.  From time to time on and after the Closing Date, and without any further consideration, Sellers shall, and shall cause its Affiliates to, execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as Buyer may reasonably request in order more effectively to transfer to and to place Buyer in possession or control of, all of the rights, properties, assets and businesses intended to be transferred hereby, to assist in the collection and enforcement of any and all such rights, properties and assets and to enable Buyer to exercise and to enjoy all of the rights and benefits of the Company with respect thereto.

ARTICLE 8
CERTAIN TAX MATTERS

Section 8.1                      Tax Indemnification.  Sellers (each an “Indemnifying Party”) hereby jointly and severally agree to indemnify, defend and hold harmless the Company, Buyer and their respective directors, officers, stockholders, agents, Affiliates, successors and permitted assigns (each, an “Indemnitee”) from and against, and shall pay and reimburse the foregoing Persons for, any and all losses, liabilities, claims, obligations, penalties, damages, costs and expenses (including all reasonable attorneys’ fees and disbursements and other costs incurred or sustained by an Indemnitee in connection with the investigation, defense or prosecution of any such claim or any action or proceeding between the Indemnitee and the Indemnifying Party or between the Indemnitee and any third party or otherwise), whether or not involving a third-party claim (collectively, “Losses”), relating to or arising out of (a) all Taxes of or imposed on the Company for all taxable periods ending on or prior to the Closing Date and the portion of the taxable period through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”) including, without limitation, any Taxes imposed under Code Section 1374  (and any state or local statutes that are comparable or equivalent to Code Section 1374) and any state Taxes that are required to be paid by either of the Company on a composite or other Tax Return to the extent that the Company or Buyer has not otherwise received payment of such Taxes from Sellers; (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar Law; and (c) all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to Law.  Sellers shall, jointly and severally, reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 8.1 within fifteen (15) days after payment of such Taxes by Buyer or the Company.  Any claim for indemnification made under this Section 8.1 shall, except as otherwise provided in this Article 8, be asserted and resolved in accordance with the indemnification procedures in Section 11.4, provided, however, that no provision of Article 11 shall modify the payment requirements set forth in the immediately preceding sentence.

Section 8.2                      Straddle Period.  In the case of any taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by receipts of the Company and any sales, use, real property and other similar Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for such entire Straddle Period multiplied by a fraction, the numerator of which shall be the number of days in the taxable period ending on the Closing Date and the denominator of which shall be the total number of days in such Straddle Period.

Section 8.3                      Allocation of Purchase Price Attributable to Company Interests.  Buyer, Company and JP and KT agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated among the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with the fair market values thereof set forth in the tax allocation schedule to be agreed upon by Sellers and Buyer and attached at or prior to the Closing as Schedule 6.4.  Buyer, the Company and Sellers will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such tax allocation schedule and shall not take any position inconsistent with the allocation for Tax purposes, except as and to the extent required by Applicable Law.

(a)           Tax Periods Ending on or before the Closing Date.  Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date and all Straddle Period Tax Returns.  Buyer shall permit Sellers to review and comment on each such Tax Return described in the immediately preceding sentence prior to filing.  To the extent required or permitted by Applicable Law, Sellers shall include any income, gain, loss, deduction or other Tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to Sellers for such periods.

Section 8.4                      Cooperation on Tax Matters.

(a)           Buyer, the Company and Sellers shall cooperate, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes pursuant to this Section 8.5.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or Representatives available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  The Company (after the Closing) shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations for the respective taxable periods, and (ii) abide by all record retention agreements entered into with any taxing authority.

(b)          If any Governmental Authority issues to Sellers a notice of deficiency or any other type of proposed adjustment of Taxes of either of the Company that could give rise to a claim for indemnification under Section 8.1 (a “Tax Contest”), the party receiving such notice shall notify Buyer within fifteen (15) Business Days of receipt of the notice of deficiency or other proposed adjustment, provided that failure to give such notification shall not affect the indemnification provided pursuant to Section 8.1 except to the extent Buyer or the Company to which the notice was issued shall have been materially prejudiced as a result of such failure.  Provided that Sellers notify Buyer of their intent to control such Tax Contest within fifteen (15) Business Days after delivery of notification to Buyer as set forth in the immediately preceding sentence, Sellers will have the right, at their expense, to control the defense of such Tax Contest; provided, however, with respect to any Tax Contest for which Sellers exercise their right to control, Sellers shall (i) notify Buyer of significant developments with respect to such Tax Contest and keep Buyer reasonably informed and consult with Buyer as to the resolution of any issue that would materially affect Buyer or the Company, (ii) give Buyer a copy of any Tax adjustment proposed in writing with respect to such Tax Contest and copies of any other written correspondence with the relevant Governmental Authority relating to such Tax Contest, and (iii) not settle or compromise any issue without the consent of Buyer, which consent shall not be unreasonably withheld.  Notwithstanding anything to the contrary in this Agreement, the provisions in this Section 8.7(b) shall apply to any Tax Contest and the procedures in Section 11.4 shall not be applicable to a Tax Contest.

(c)           Each of Buyer and Sellers shall, upon request from the other party, use reasonable best efforts to obtain any certificate or other document from any Governmental Authority or other Person as may be necessary to mitigate, reduce, defer or eliminate any Tax that could be imposed (including, but not limited to, any Tax with respect to the transactions contemplated hereby).

Section 8.5                      Certain Taxes.  All transfer (including real property), documentary, sales, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains Tax triggered by the sale of the Common Stock and any similar Tax imposed by States or subdivisions) shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, stamp, registration and other similar Taxes and fees.  If required by Applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 8.6                      Treatment of Indemnity Payments.  It is the intent of the parties that amounts paid under this Article 8 or Article 11 shall represent an adjustment to the Purchase Price and the parties will report such payments consistent with such intent.  Nevertheless, if any such payment pursuant to this Article 8 or Article 11 would be treated by any Governmental Authority as other than an adjustment to the Purchase Price and would, on that basis, be includible in the gross income of the Indemnitee that is reported to such Governmental Authority, then such payment shall be increased by the amount necessary so that the Indemnitee is fully and completely indemnified on an after-tax basis.

ARTICLE 9
CONDITIONS TO CLOSING

Section 9.1                      Conditions to Buyer’s Obligation to Close.  The obligation of Buyer to close the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions, any one or more of which may be waived by Buyer in writing at or prior to the Closing:

(a)          Agreements and Conditions.  On or before the Closing Date, Sellers and the Company shall have complied with and duly performed, in all material respects, all agreements, covenants and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

(b)          Representations and Warranties. The representations and warranties of Sellers and the Company contained in this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date without giving effect to any supplement to the Disclosure Schedules (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c)          No Legal Proceedings.  No Action shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby and, as of the Closing Date, there will be Action pending or threatened against or affecting the Company that involves a demand for any judgment or Liability, whether or not covered by insurance that could reasonably be expected to have a Material Adverse Effect.

(d)          Loss, Damage or Destruction.  Between the date hereof and the Closing Date, there shall not have been any loss, damage or destruction to or of any of the assets, property or business of the Company in excess of $5,000 in the aggregate.

(e)          No Material Adverse Effect.  There shall have been no Material Adverse Effect since December 31, 2014.

(f)           Company’s Officers’ Certificate.  Buyer shall have received a certificate dated the Closing Date and executed by the Managing Members to the effect that the conditions set forth in Section 9.1(a), Section 9.1(b) and Section 9.1(c) shall have been satisfied.

(g)          Secretary’s Certificates.  Buyer shall have received certificates, dated the Closing Date and executed by the Secretary of the Company, certifying the incumbency and signatures of the officers of the Company authorized to act on behalf of the Company in connection with the transactions contemplated hereby and attaching and certifying as true and complete copies of (i) the resolutions duly adopted by the Board of Directors of the Company authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Company’s Organizational Documents, all as may have been amended up through the Closing Date.

(h)          Certificates of Status.  Buyer shall have received certificates from the Secretary of State of the State of Oregon and of each jurisdiction set forth on Schedule 4.1(b), stating that the Company has filed their most recent annual reports, have not filed a certificate of dissolution or withdrawal and are in good standing in each such jurisdiction.

(i)           Consents.  All Sellers/Company Consents required to be set forth on Schedule 4.5 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(j)           Governmental Approvals.  No injunction or decree prohibiting or materially restricting or delaying the consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority and remain in force.

(k)          Employees.  (i) None of the individuals identified on Schedule 9.1(l) shall have ceased to be employed by the Company, or shall have expressed an intention to terminate his or her employment with the Company or to decline employment with Buyer; and (ii) no individual identified on Schedule 4.23 shall have ceased to be employed by the Company or shall have expressed an intention to terminate their employment with the Company or to decline to accept employment with Buyer.

(l)           Ancillary Agreements.  Buyer shall have received all of the Ancillary Agreements, duly executed and delivered by Sellers parties thereto (other than Buyer).

(m)         Membership Interests.  Buyer shall have received evidence satisfactory to Buyer that the Securities have been transferred to Buyer effective as of the Closing Date and that Buyer has been admitted as a member of the Company;

(n)          Intentionally omitted..

(o)          Account Revocations.  On or before the Closing Date, Buyer shall have received duly executed revocations, effective upon the Closing, of corporate account authorizations identified by Buyer prior to the Closing.

(p)          Encumbrances.  The Company shall have delivered satisfactory evidence that all Encumbrances in respect of the properties and assets of the Company (other than Permitted Encumbrances) shall be discharged at or prior to Closing.

(q)          Intentionally Omitted.

(r)           Other Closing Deliveries.  Buyer shall have received at or prior to the Closing such other documents, instruments and certificates as Buyer may reasonably request in order to effectuate the transactions contemplated hereby.

Section 9.2                      Conditions to Sellers’ Obligations to Close.  The obligations of Sellers to close the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, any one or more of which may be waived by Sellers in writing at or prior to the Closing:

(a)          Agreements and Conditions.  On or before the Closing Date, Buyer shall have complied with and duly performed, in all material respects, all agreements, covenants and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

(b)          Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date without giving effect to any supplement to the Disclosure Schedules (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c)          No Legal Proceedings.  No court or governmental suit, action or proceeding shall have been instituted or overtly threatened to restrain or prohibit the transactions contemplated hereby.

(d)          Officer’s Certificate.  Sellers shall have received a certificate dated the Closing Date and executed by an authorized officer of Buyer to the effect that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) shall have been satisfied.

(e)          Secretary’s Certificate.  Sellers shall have received a certificate, dated the Closing Date and executed by the Secretary of Buyer, certifying the incumbency and signatures of the officers of Buyer authorized to act on behalf of Buyer in connection with the transactions contemplated hereby and attaching and certifying as true and complete copies of the resolutions duly adopted by the Board of Directors of Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(f)           Governmental Approvals. No injunction or decree prohibiting or materially restricting or delaying the consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority and remain in force.

(g)          Intentionally Omitted.

(h)          Purchase Price; Stock Certificates.  Buyer shall have delivered the Purchase Price in accordance with Section 2.2 and two stock certificates for the Buyer Common Stock.

(i)           Ancillary Agreements.  Sellers shall have received the Escrow Agreement and the Lock-up Agreement, duly executed and delivered by Buyer.

(j)           Dissolution of Topaz Design, LLC.

  Sellers Shall deliver a copy of the Certificate of Dissolution of Topaz Design, LLC, an Oregon limited liability company.

ARTICLE 10
TERMINATION

Section 10.1                       Termination.  Subject to the provisions of Section 10.2, this Agreement may be terminated at any time prior to the Closing Date by any of the following:

(a)          by Buyer, by written notice to the Company and Sellers, if Buyer is not satisfied with its due diligence of the Company and Sellers.

(b)          by the mutual written agreement of Buyer and the Company;

(c)          by either Buyer or the Company, if the Closing shall not have occurred by March 31, 2015, upon written notice by such terminating party; provided that at the time such notice is given, a material breach of this Agreement by such terminating party shall not be the principal reason for the failure of the Closing to occur;

(d)          by Buyer, by written notice to the Company and Sellers, if there has been a material violation or breach of Sellers’ or the Company’s covenants or agreements made herein or if any representation or warranty of Sellers or the Company contained herein is materially inaccurate or misleading; or

(e)          by the Company and Sellers, by written notice to Buyer, if there has been a material violation or breach of any of Buyer’s covenants or agreements made herein or if any representation or warranty of Buyer contained herein is materially inaccurate or misleading.

(f)           by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.2                       Effects of Termination.  If this Agreement shall be terminated as provided in Section 10.1, then this Agreement shall forthwith become void and there shall be no continuing obligation on the part of the parties (or any of their respective stockholders, officers, directors, employees, legal beneficiaries, successors or Affiliates); provided, that no party shall be relieved of any Losses occurring or sustained as a result of a breach of any of such party’s representations, warranties, covenants or agreements contained herein.  Notwithstanding any termination of this Agreement, the provisions of Section 7.6 and Article 13 and this Section 10.2 shall survive.

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.1                       Survival of Representations.  Notwithstanding any right of Buyer to investigate the Business and condition of the Company, Buyer shall be entitled to rely upon the representations, warranties, covenants and agreements of the Company and Sellers.  All representations and warranties contained in this Agreement (including the Schedules) and in all certificates (including the Estimated Closing Certificate) required hereby to be delivered shall be deemed to be representations and warranties hereunder and shall survive the Closing Date (or, if there is no Closing, the date hereof) for a period of twenty-four (24) months, and shall then terminate; provided, however, that (a) any such representations and warranties shall survive the time(s) that they would otherwise terminate with respect to claims of which notice has been given as provided in this Agreement prior to such termination; and (b) such time limitation shall not apply to the representations and warranties contained in (i) Section 4.25 ( Tax Matters), Section 4.24 ( Employee Arrangements; ERISA) and Section 4.28 ( Brokers), which shall survive until thirty (30) days following the expiration of the applicable statute of limitations (including any extension(s) thereof), and (ii) Section 4.1 (Organization and Power), Section 4.2 (Capitalization; Options and Stockholder Rights), Section 4.3 (No Subsidiaries), Section 4.4 (Authority; Validity), Section 5.2 (Authority; Validity), Section 5.4 (Security Ownership), Section 6.1 (Organization and Power) and Section 6.2 (Authority; Validity), which shall survive indefinitely.  Any limitation or qualification set forth in any one representation and warranty contained in Article 4 shall not limit or qualify any other representation and warranty contained in such Section.  Each representation and warranty included in this Agreement is independent and shall be interpreted without regard to any other representation or warranty contained herein (including any more inclusive representation or warranty).  The waiver by any party of any condition at the Closing or the breach or inaccuracy of any representation or warranty, or the breach of or non-compliance with any covenant or obligation, shall not affect the right of such party to the indemnification, payment or reimbursement of Losses or any other right or remedy based on such breach, inaccuracy or non-compliance.

Section 11.2                       Indemnities of Sellers.  Notwithstanding anything to the contrary contained in Section 8.1 herein, Sellers shall, jointly and severally, indemnify, defend and hold harmless Buyer, its Affiliates (including the Company) and their directors, officers, stockholders, agents, successors and permitted assigns from and against, and shall pay and reimburse the foregoing Persons for, any and all Losses relating to or arising out of:

(a)          any inaccuracy (or alleged inaccuracy if asserted by a third party) of any representation or warranty of Sellers or the Company contained in this Agreement or in any certificate or other document delivered by or on behalf of Sellers or the Company in connection herewith; and/or

(b)          any breach of any covenant or agreement of the Company or Sellers contained in this Agreement;

Section 11.3                      Indemnity of Buyer.  Buyer shall indemnify, defend and hold harmless Sellers, their Affiliates and their successors and permitted assigns from and against, and shall pay and reimburse the foregoing Persons for, any and all Losses relating to or arising out of:

(a)          the inaccuracy (or alleged inaccuracy if asserted by a third party) of any representation or warranty of Buyer contained in this Agreement or any certificate or other document delivered by or on behalf of Buyer in connection herewith; and/or

(b)          any breach of any covenant or agreement of Buyer contained in this Agreement.

Section 11.4                       Procedures for Indemnification; Defense.  The party making a claim under this Section 11.4 is referred to as the “Indemnitee”, and the party against whom such claims are asserted under this Section 11.4 is referred to as the “Indemnifying Party”.

(a)          Third Party Claims.  If any Indemnitee receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnitee with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof to the extent reasonably available and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee.  The Indemnifying Party shall have the right to participate in, or if it shall have acknowledged in writing its obligation to provide indemnification to the Indemnitee in respect thereof, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnitee shall cooperate in good faith in such defense; provided that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (ii) seeks an injunction or other equitable relief against the Indemnitee.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 11.4(b) , it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnitee.  The Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnitee; provided that if in the reasonable opinion of counsel to the Indemnitee, (A) there are legal defenses available to an Indemnitee that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnitee that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnitee in each jurisdiction for which the Indemnitee determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnitee in writing of its election to defend, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnitee may pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 12.5) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)          Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, delayed or conditioned).

(c)          Direct Claims.  Any Action by an Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) days after the Indemnitee becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof to the extent reasonably available and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnitee shall allow the Indemnifying party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnitee’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

(d)          Cooperation.  Upon a reasonable request by the Indemnifying Party, each Indemnitee seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim.  Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 11.5                       Limitations on Indemnification

Section 1.1 .  Limitations on Indemnification.  Notwithstanding any provision contained in this Article 11 to the contrary, (a) no Indemnitee shall be entitled to assert any claim for indemnification in respect of breach(es) of representations and warranties under Section 11.2(a) or Section 11.3(a) until such time as all claims for indemnification under this Article 11 by such Indemnitee (and all related Indemnitees) hereunder shall exceed $50,000 in the aggregate (the “Basket”), but then all such amounts shall be recoverable and (b) any indemnification obligations of an Indemnifying Party for breaches of representations and warranties shall not exceed $3.8 million (the “Claims Limitation”); provided, however, that the Basket and the Claims Limitation shall not apply (i) if the Indemnifying Party shall have provided information to Buyer or to the Company and Sellers, as the case may be, in connection herewith or made any representation or warranty contained herein that, in either case, was fraudulent or was known to be inaccurate when made or (ii) to any breach(es) of the representations and warranties contained in Section 4.1 (Organization and Power); Section 4.2 (Capitalization; Options and Stockholder Rights), Section 4.3 (No Subsidiaries), Section 4.4 (Authority; Validity), Section 4.10 (Title to Purchased Assets), Section 4.24 ( Employee Arrangements; ERISA), Section 4.25 ( Tax Matters) or Section 4.28 ( Brokers).  Buyer shall have the right to offset against any amounts to be paid by Buyer to Sellers pursuant to Section 2.2(b)(ii) or otherwise to satisfy an indemnification claim brought by Buyer in accordance with this Article 11.

Section 11.6                       Indemnification in Case of Strict Liability or Indemnitee Negligence.  The indemnification provisions in this Section 11.6 shall be enforceable regardless of whether the liability is based upon past, present or future acts, claims or legal requirements and regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.

Section 11.7                       Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 11.6, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to eight percent (8%).  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 11.8                      Relationship with Purchase Price Adjustment.  Notwithstanding any payment that may be due to Buyer under the working capital adjustment provisions set forth in Section 2.3, the indemnity provisions of this Section 11.2 (including Section 11.2) shall remain in full force and effect, without any modification or diminution thereof.

ARTICLE 12
NON-COMPETITION; CONFIDENTIALITY

Section 12.1                      No Competing Interests.  Sellers hereby represent and warrant to Buyer that neither they nor any of their Affiliates have any ownership or other interest in any business or activity that competes or can reasonably be expected to compete, directly or indirectly, with the Business.  Sellers hereby represents and warrants to Buyer that neither they nor any of their Affiliates has or shares with the Company any ownership or similar interest in any asset or property (including any intellectual property) that is being (or has been in the past 12-month period) used in connection with the operation of the Business.

Section 12.2                       Non-Solicitation.  During the Restricted Period, Sellers shall not, directly or indirectly, hire, engage, offer to hire, divert, entice away, solicit or in any other manner persuade or attempt to persuade (a “Solicitation”) any Person who is, or was, at any time within the twelve (12)-month period prior to such Solicitation, an officer, director, employee, agent, licensor, licensee, customer, or supplier of Buyer, the Company’s to discontinue, terminate or adversely alter his or its relationship therewith.

Section 12.3                       Non-Disruption.  During the Restricted Period, Sellers shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between Buyer or any of its Affiliates, on the one hand, and any of its customers, contractees, suppliers or employees, on the other hand.

Section 12.4                       Non-Disparagement.  From and after the Closing Date, Sellers shall not at any time, directly or indirectly, disparage or make any statement or publication that is intended to or has the effect of disparaging, impugning or injuring the reputation or business interests of the Company or Buyer and any of its Affiliates or any of their respective products, services, officers or employees regardless of any perceived truth of such statement or publication.

Section 12.5                       Confidentiality.  From and after the Closing Date, Sellers shall not at any time, directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except disclosure to their personal financial or legal advisors and as may be required under legal process by subpoena or other court order; provided, that Sellers shall take reasonable steps to provide Buyer with sufficient prior written notice in order to contest such requirement or order).

Section 12.6                       Remedies Upon Breach.  Sellers acknowledge and agree that: (a) Buyer (and the Company) would be irreparably injured in the event of a breach by Sellers of any of the obligations under this Section 12.6; (b) monetary damages would not be an adequate remedy for such breach; (c) Buyer (and the Company) shall be entitled (without the need to post any bond) to injunctive relief, in addition to any other remedy that they may have, in the event of any such breach; and (d) the existence of any claims that Sellers may have against Buyer (or the Company), whether under this Agreement, any Ancillary Agreement or otherwise, shall not be a defense to (or reason for the delay of) the enforcement by Buyer (and the Company) of any of their rights or remedies under this Agreement.

ARTICLE 13
MISCELLANEOUS PROVISIONS

Section 13.1                       Expenses.  Buyer and Sellers shall pay their own costs and expenses, including the fees and disbursements of any counsel and accountants retained by them, incurred by them in connection with the preparation, execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, whether or not the transactions contemplated hereby or thereby are consummated.

Section 13.2                       Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.  Delivery of a signed counterpart of this Agreement by facsimile, email or other electronic transmission shall be deemed to have the same legal effect as delivery of a original signed copy of this Agreement.

Section 13.3                       Notices.  All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission, delivered by a recognized overnight courier or express mail service for next Business Day delivery (and requiring proof of delivery or receipt) or posted in the United States mail by registered or certified mail, with postage pre-paid, return receipt requested, and shall be deemed given when so delivered personally, sent by facsimile transmission with electronic confirmation of receipt, the next day after delivered to such overnight courier or express mail service or three (3) Business Days after the date of mailing, as follows:

(a) If to Buyer (and following the Closing, the Company) to: 6D Global Technologies, Inc. 17 State Street, Suite 2550 New York, NY 10004 Attn: _____________ Tel. No.: 646- 681-4900 Fax No.: __________	with a copy to (which shall not constitute notice): Kane Kessler, P.C. 1350 Avenue of the Americas New York, NY 10019 Attn: Peter Campitiello, Esq. Tel. No.: 212 519-5109 Fax No.: 212-245-3009

(b) If to Sellers (and prior to the Closing, the Company): __________________ __________________ __________________ Attn: _____________ Tel. No.: __________ Fax No.: __________	with a copy to (which shall not constitute notice): Jay Wright, Esq. 6701 Democracy Blvd., Suite 300 Bethesda, MD 20817 Tel. No.: 301.524.4759 Fax No.: 301.610.2094
Any party may, by notice given in accordance with the provisions of this Section 13.3 to the other parties, designate another address or individual for receipt of notices hereunder.

Section 13.4                       Amendments; Waivers.  This Agreement may be amended or modified at any time and any provision(s) waived, but only by a written instrument executed by all of the parties.

Section 13.5                       Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede all prior term sheets, agreements and understandings, oral and written, between the parties with respect to the subject matter hereof and thereof.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 13.6                       Assignment.  This Agreement may not be assigned by the Company or Sellers without the prior written consent of Buyer; provided, however, that Buyer may assign or delegate any or all rights or obligations hereunder to an Affiliate; and provided, further, that Buyer may assign or delegate any or all of its rights or obligations hereunder, including its rights under Article 8 and Article 11, to any subsequent purchaser of the Business, the Company, Buyer or all or substantially all of Buyer’s, the Company’s assets.

Section 13.7                       Binding Effect; Benefits.  This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective heirs, legal representatives, successors and permitted assigns.  Except as provided in Article 8, Section 11.2 and Section 11.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties, and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under, in connection with or by reason of this Agreement.

Section 13.8                       Severability.  If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable (including but not limited to Article 12), (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 13.9                       Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 13.10                         Governing Law; Submission to Jurisdictions; Waiver of Jury Trial

(a)           This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of laws principles thereof that would result in the application of the law of any other jurisdiction).  The parties hereto hereby consent to the jurisdiction of the federal and New York State courts located in Manhattan (NYC) and agree that service of process by certified mail, return receipt requested, shall, in addition to any other methods permitted by Applicable Law, constitute personal service for all purposes.

(b)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13.10(b).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement the day and year first above written.

TOPAZ INTERACTIVE, LLC

By:
 Name: Katherine Topaz
 Title: Managing Member

By:
 Name: Jason Porath
 Title: Managing Member

KATHERINE TOPAZ

JASON PORATH

6D GLOBAL TECHNOLOGIES, INC.

By:
 Name: Tejune Kang
 Title: Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

The following schedules have been omitted from this Agreement pursuant to Item 601(b)(2) of Regulation S-K:
1.	Schedule 4.1(b) – Jurisdictions
2.	Schedule 4.5 – Sellers/Company Consents
3.	Schedule 4.7(a) – Financial Statements
4.	Schedule 4.7(c) – Liabilities
5.	Schedule 4.8 – Certain Changes
6.	Schedule 4.9(a) – Material Contracts
7.	Schedule 4.10 – Encumbrances on Purchased Assets
8.	Schedule 4.11(b) – Equipment
9.	Schedule 4.12(b) – Real Property
10.	Schedule 4.13(b) – Encumbrances on Intellectual Property
11.	Schedule 4.13(c) – Domain Names
12.	Schedule 4.14(a) – Accounts Receivable
13.	Schedule 4.15 – Top Customers and Suppliers
14.	Schedule 4.16(a) – Form of Warranty
15.	Schedule 4.16(b) – Warranty Claims
16.	Schedule 4.17 – Insurance
17.	Schedule 4.18 – Bank Accounts
18.	Schedule 4.19 – Litigation
19.	Schedule 4.21 – Permits
20.	Schedule 4.23 – Employees
21.	Schedule 4.24(a) – Benefit Plans
22.	Schedule 4.24(e) – Self-Funded Benefit Plans
23.	Schedule 4.24(g) – Severances
24.	Schedule 4.24(i) – Nonqualified Deferred Compensation Plans
25.	Schedule 4.25 – Tax Matters
26.	Schedule 4.27 – Affiliated Transactions
27.	Schedule 4.28 – Brokers

Annex A

Definitions

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

 “Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Affiliated Person” means (a) any director or officer of the Company, (b) any officer and director of Sellers, or (c) any member of the immediate family of any of such Persons and any Affiliate of any of such Persons.

“Ancillary Agreements” means the Sellers Release, the Lock-up Agreement, the Employment Agreements and the Escrow Agreement.

“Applicable Law” means all existing and future applicable laws (including Environmental Laws), rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Governmental Authority and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction, as any of the foregoing are amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) a corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Company or any of their parents or subsidiaries.

“Benefit Plan” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored, maintained, entered into, contributed to, or required to be contributed to by the Company or an ERISA Affiliate for the benefit of, or relating to, any present or former employees, officers, directors, agents or consultants (and/or their respective dependents and beneficiaries) of the Company or an ERISA Affiliate, or for or as to which the Company or an ERISA Affiliate may be responsible or have any Liability, whether or not subject to ERISA and whether or not legally binding and whether or not terminated.

Annex A - 1

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Code” means the United States Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Confidential Information” means any and all information (oral or written) relating to the Company, the Business and/or Buyer and its Affiliates or any of their operations or activities, including, but not limited to, the terms of this Agreement, information relating to trade secrets, plans, promotion and pricing techniques, procurement and sales activities and procedures, proprietary information, business methods and strategies (including acquisition strategies), software, software code, advertising, sales, marketing and other materials, customers and supplier lists, data processing reports, customer sales analyses, invoice, price lists or information, and information pertaining to any lawsuits or governmental investigation, except such information that is in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information that is in the public domain) other than as a result of a breach of any of the provisions hereof.

“Contracts” means all contracts, purchase orders, leases, deeds, mortgages, licenses, sublicenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means with respect to the Company, all current assets determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the Balance Sheets, as if such accounts were being prepared and audited as of a year end.

“Current Liabilities” means with respect to the Company, all current liabilities determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the Balance Sheets as if such accounts were being prepared and audited as of a year end.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any Applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

Annex A - 2

“Equipment” means machinery, equipment and other fixed assets of the Company used or useful in connection with the operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Code Section 414.

“Estimated Working Capital” means One Hundred Thousand Dollars ($100,000).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any U.S. federal, state, foreign or local government or any court, tribunal, administrative agency or commission or other governmental, enforcement or other regulatory authority, body or agency, including any self-regulatory organization.

“Governmental Order” means any order, ruling, writ, judgment, injunction, decree, stipulation, determination, assessment or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” of any Person means, without duplication, (a) the principal of and accrued interest, fees, penalties and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all derivative contracts (including foreign exchange facilities, options and swap contracts); (e) obligations of such Person to redeem any of its capital stock; (f) dividends due to the shareholders of such Person with respect to the capital stock of such Person; and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

Annex A - 3

"Intellectual Property" means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world:

(a)           trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicators or source or origin, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications;

(b)           internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority;

(c)           original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(d)           Confidential Information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable;

(e)           patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications;

(f)           databases, data, data models and schema; and

(g)           computer code, including source code and object code.

“Intellectual Property Registrations” means all Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

Annex A - 4

“IRS” means the Internal Revenue Service.

“Knowledge of the Company and Sellers” means facts or other information actually known by Sellers or any senior manager of the Company or which a prudent individual in such position could be expected to discover in the course of conducting a reasonably comprehensive investigation of the relevant subject matter.

“Law” means all federal, state, local and foreign laws, statutes, ordinances, rules or regulations, administrative policies or guidance documents, orders, injunctions, decrees and administrative rulings promulgated by any court or Governmental Authority.

“Liabilities” means any debts, liabilities, commitments or obligations, whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed.

“Material Adverse Effect” means any effect, occurrence, development or change that has had or could reasonably be expected to have within 90 days a materially adverse effect on the business, prospects, assets, liabilities, operations or condition, financial or otherwise, of the Company, taken as a whole or the ability of the Company or Sellers to consummate the transactions contemplated hereby on a timely basis.

“Ordinary Course of Business” means any action taken by a Person that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary and usual course of the normal, day-to-day operations of such Person; and (b) does not require authorization by the board of directors or stockholder of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Organizational Documents” mean, with respect to an entity, its certificate of incorporation, articles of incorporation, by-laws, articles of association, memorandum of association, certificate of trust, trust agreement, partnership agreement, limited partnership agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable.

“Pension Plan” means any Benefit Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means:

Annex A - 5

(a)           liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheets;

(b)           mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; and

(c)           easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current use or operation of any Real Property and which do not render title to any Real Property unmarketable.

“Person” means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

 “Securities Act” means the Securities Act of 1933, as amended.

“Sellers Release” means the release from Sellers to the Company and Buyer, substantially in the form attached as Exhibit A, releasing the Company from any and all debts, obligations, claims or liabilities of any kind or nature, known or unknown.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, of any kind, whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Returns” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

 “Treasury Regulation” means a provision of the regulations of the Department of the Treasury promulgated under the Code, as amended from time to time, or the corresponding provision or provisions of succeeding regulations.

Annex A - 6

“Working Capital” means Current Assets, less Current Liabilities.

“Working Capital Measurement Period” means the forty-five (45) days immediately following the Closing.

Other Terms.  The following terms are defined in the body of this Agreement in the Sections indicated.

Annex A - 7

EXHIBIT A

SELLERS RELEASE

This release (this “Release”) is being executed and delivered as of March 4, 2015, in accordance with Section 3.2(a) of the Securities Purchase Agreement, dated March 4, 2015 (the “Purchase Agreement”), 6D Global Technologies, Inc., a Delaware corporation (“Buyer”), Topaz Interactive, LLC, an Oregon limited liability company (“Topaz”), and, together with Topaz, (the “Company”), Jason Porath, an individual (“JP”), and Kathrine Topaz, an individual (“KT and, together with JP, the “Sellers”)  Pursuant to the Purchase Agreement, the Buyer agreed to purchase from the Sellers, and the Sellers agreed to sell to the Buyer, all of the issued and outstanding membership interests (the “Securities”) of the Company.  Capitalized terms used in this Release without definition shall have the respective meanings given to them in the Purchase Agreement.

The Sellers acknowledge that execution and delivery of this Release is a condition to the Buyer’s obligation to purchase the Securities pursuant to the Purchase Agreement and that the Buyer is relying on this Release in consummating such purchase.

The Sellers, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, in order to induce the Buyer to purchase the Securities pursuant to the Purchase Agreement, hereby agree as follows:

Subject to the limitations set forth below, the Sellers, on behalf of themselves and each of their Affiliates, successors, assigns, beneficiaries and/or personal representatives hereby release and forever discharges the Buyer and the Company and each of their respective individual, joint or mutual, past, present and future representatives, Affiliates, members, controlling persons, subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, obligations (including obligations of Releasees as an obligor and a guarantor), proceedings, actions, causes of action, orders, contracts, agreements, debts, damages, losses, expenses, costs, attorneys' fees and liabilities of any kind whatsoever, whether known or unknown, suspected or unsuspected, vested or contingent, in law, equity or otherwise, which the Sellers or any of their Affiliates, successors, assigns, beneficiaries and/or personal representatives now has, has ever had or may hereafter have against any Releasee arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, without limitation, any claims, demands, judgments, actions, causes of action, damages and liabilities arising out of, by reason of, or in connection with, or relating to the subject matter of the direct or indirect ownership or holding of membership interests of the Company or the organization, ownership, operation and business of the Company; provided, however, that nothing herein shall affect (i) any indemnification rights of the Company’s officers and directors (relating to claims brought by unrelated third parties for actions taken by such officers and directors in their capacity as such) pursuant to statute or the Company Organizational Documents, (ii) the Company’s obligation to pay or provide employee wages, bonuses and benefits currently due or accrued, (iii) any rights of the Sellers under the Purchase Agreement or any of the Ancillary Agreements or (iv) any claims prohibited by applicable law from being included in this Release.

The Sellers hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

Without in any way limiting any of the rights and remedies otherwise available to any Releasee, the Sellers shall, jointly and severally, indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising from or in connection with the Sellers’ assertion of any claim or other matter purported to be released pursuant to this Release.

The Sellers acknowledge that they read this Release, that there is absolutely no agreement or reservation not clearly expressed in this Release, that the consideration recited is all that the Sellers are to receive, that this Release shall not be subject to any claim of mistake of fact and that this Release expresses a full and complete settlement of any liability and, regardless of the adequacy of the amount paid, is intended to avoid litigation and so be final and complete.

It is the intention of the Sellers that this Release is and shall be a complete and absolute defense to anything released hereunder.  It is understood that the acceptance of this Release and payment of consideration herein recited are not an admission or acknowledgment by any Releasee of any liability whatsoever to the Sellers.

If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect.  Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate.  This Release shall be governed by and construed under the laws of the State of New York without regard to principles of conflicts of law (other than New York General Obligations Law Section 5-1401).

Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

IN WITNESS WHEREOF, intending to be legally bound, the undersigned has executed and delivered this Release as of the date first set forth above.

Jason Porath

Katherine Topaz

2

Schedule 2.2(a)

Milestones

 Milestone #1:

(A)
If  during the twelve month period April 1, 2015 to March 31, 2016: the Company’s revenue earned per U.S GAAP exceeds $1,900,000 the Buyer shall issue additional 75,000 shares of Common Stock to the Sellers; and if the Company’s earnings before interest and taxes exceeds $570,000 (provided the company achieves at least a 20% EBIT margin) the Buyer shall issue an additional 75,000 shares of Common Stock to the Sellers;

Milestone #2:

(B)
If  during the twelve month period April 1, 2016 to March 31, 2017: the Company’s revenue earned per U.S GAAP exceeds $3,000,000 the Buyer shall issue additional 75,000 shares of Common Stock to the Sellers; and if the Company’s earnings before interest and taxes exceeds $900,000 (provided the company achieves at least a 20% EBIT margin) the Buyer shall issue an additional 75,000 shares of Common Stock to the Sellers.

Milestone #3:

(C)
If during the twelve month period April 1, 2017 to March 31, 2018; the Company’s revenue earned per U.S GAAP for exceeds $5,000,000 the Buyer shall issue additional 50,000 shares of Common Stock to the Sellers; and if earnings before interest and taxes exceeds $1,500,000 (provided the company achieves at least a 20% EBIT margin) the Buyer shall issue an additional 50,000 shares of Common Stock to the Sellers.

The issuance of shares to be delivered pursuant to this Schedule 2.2(a)shall be made to Sellers in the following ratio: 50 % to JP and 50 % to KT.  The Buyer Common Stock.

In milestones outlined in Schedule 2.2(a) above, Seller may earn a pro rata portion of the earn-out provided that Seller achieves at least 80% of the target numbers. For instance, for hitting 85% of a target, Seller would earn 85% of the corresponding earn-out.

With respect to the earn-out numbers set forth herein, Seller shall get credit for all business done by Seller for the milestone periods listed above including business originated by Seller, as long as the Company is active and participates in the entire sales cycle, but contracted or subcontracted to other affiliates within Buyer. Earnings before interest and taxes are subject to a corresponding standard intercompany charge to cover variable costs to perform the services necessary to fulfill the contract from the contracted or subcontracted affiliate.  No other charges shall be allocated to the Company for purposes of calculating EBIT without the Sellers’ consent.

3

Buyer will prepare statements calculating the cash payments and share issuances due pursuant to this Schedule 2.2(a) (the “Earnout”) and deliver such statements (each an “Earnout Statement”) to the Sellers within five (5) days of March 31, 2015, 2016 and 2017.  If within 30 days following Sellers’ receipt of an Earnout Statement or such shorter time if the Sellers affirmatively state in writing that they accept the Earnout Statement without objection, the Sellers have not given Buyer notice of their objection to the Earnout Statement (such notice must contain a statement of the basis of the Sellers’ objection and the Sellers’ best estimate of the proper amount of the Earnout), then the Earnout shall be paid within five (5)Business Days after the earlier to occur of the expiration of such 30-day period or acceptance of the Earnout Statement by the Sellers.

If the Sellers give such notice of objection, the parties shall use their best efforts to resolve the Earnout dispute.  To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties.

If the parties cannot resolve the Earnout dispute within fifteen (15) Business Days, then the parties shall designate an Accountant Arbitrator in accordance with the provisions of Section 2.3(b)(ii) to resolve the Earnout dispute and the parties shall pay the Accountant Arbitrator’s fees in accordance with the provisions of Section 2.3(b)(iii).  Buyer shall pay the Earnout to Sellers  within five (5) Business Days after the Accountant Arbitrator renders its decision.

The parties agree not to make management decisions that would artificially affect (positively or negatively) the amount of the Earnout earned hereunder.  To the extent that the Company exceeds the year 1 target for either EBIT or revenue, such excess shall be carried over toward the year 2 calculations.   To the extent that the Company exceeds the year 2 target for revenue, such excess shall be carried over toward the year 3 calculations.

4